Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Reports Record Quarterly
Distributable Cash Flow and Increases 2011 Guidance

DENVER—May 9, 2011—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported record quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $76.1 million for the three months ended March 31, 2011, compared to $64.3 million for the three months ended March 31, 2010.  First quarter 2011 distributable cash flow of $76.1 million represents 151 percent coverage of the first quarter distribution of $50.3 million, or $0.67 per unit, which will be paid to unitholders on May 13, 2011.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF. A reconciliation of DCF to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA of $96.2 million for the three months ended March 31, 2011, compared to $88.5 million for the three months ended March 31, 2010.  MarkWest believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported a loss before provision for income tax of $(88.8) million for the three months ended March 31, 2011, compared to income of $30.4 million for the same period in 2010.  Income (loss) before provision for income tax includes non-cash costs associated with the change in mark-to-market of derivative instruments of $(79.8) million and $(0.4) million for the three months ended March 31, 2011 and March 31, 2010, respectively, and costs associated with the redemption of debt of $(43.3) million for the three months ended March 31, 2011.  Excluding these items, income before provision for income tax for the three months ended March 31, 2011 and 2010, would have been $34.3 million and $30.8 million, respectively.

“MarkWest had an outstanding first quarter, which was highlighted by record distributable cash flow, a three percent increase in our quarterly distribution, and the closing of the very strategic acquisition of the EQT processing and pipeline assets in southern Kentucky,” said Frank Semple, Chairman, President and Chief Executive Officer.  “Our first quarter performance demonstrates that our strategy of expanding our presence in liquids-rich resource plays including the Marcellus, Huron, Granite Wash, Woodford, and Haynesville continues to drive significant growth.  I am also very pleased with the execution of our capital markets transactions in the first quarter, which strengthened our balance sheet, reduced our cost of capital, and extended the maturities of our long-term debt.  We increased our full-year guidance for both distributable cash flow and capital expenditures to reflect our continued strong operational and financial performance as well as recently executed commercial agreements.  The combination of high-quality assets, significant growth opportunities, balance sheet strength, and solid distribution coverage puts us in a great position to provide long-term, top-quartile total returns for our unitholders.”

BUSINESS HIGHLIGHTS

Capital Markets

•      On January 14, 2011, the Partnership completed a common unit equity offering of 3.45 million common units.  The net proceeds of approximately $138 million were used primarily to fund a portion of the costs associated with the recently completed acquisition of EQT Corporation’s Langley, Kentucky natural gas processing complex and the Ranger natural gas liquids (NGL) pipeline.

•      On February 24, 2011, the Partnership closed a public offering of $300 million aggregate principal amount of 6.5% senior notes due 2021 issued at par, and on March 10, 2011, closed an upsize offering for an additional $200 million aggregate principal amount of 2021 notes, issued at 99.5% of par.  The aggregate net proceeds of approximately $492.5 million were used to fund the repurchase of approximately $272.2 million in aggregate principal amount of its 8.5% senior notes due 2016 and approximately $165.6 million in aggregate principal amount of its 8.75% senior notes due 2018, to repay borrowings under its revolving credit facility, and for general partnership purposes.  As a result of these transactions, the Partnership significantly reduced annual interest expense and extended the maturity of substantially all of its senior notes.

Business Development

•      On January 4, 2011, MarkWest Liberty, a partnership between MarkWest and The Energy & Minerals Group, announced the development of the Mobley natural gas processing complex near EQT’s Logansport compressor station in Wetzel County, West Virginia.  MarkWest Liberty will construct a 120 million cubic feet per day (MMcf/d) cryogenic gas processing facility and associated NGL pipeline by mid 2012 to process liquids-rich gas transported in EQTs Equitrans gas pipeline. The NGLs recovered at the Mobley plant will be transported via a newly constructed pipeline to MarkWest Liberty’s fractionation, storage, and marketing complex in Houston, Pennsylvania.

•      On January 19, 2011, and March 7, 2011, MarkWest Liberty announced the execution of long-term agreements with affiliates of Chesapeake Energy Corporation and Statoil Natural Gas LLC, respectively, to provide additional natural gas midstream services for Chesapeake’s and Statoil’s liquids-rich Marcellus acreage in northern West Virginia. MarkWest Liberty will provide the midstream services at its Majorsville, West Virginia processing complex.  The Majorsville complex is operating near capacity and MarkWest Liberty is nearing completion of a 135 MMcf/d expansion of its cryogenic processing capacity.  The NGLs recovered at Majorsville are transported via pipeline to MarkWest Liberty’s Houston fractionation complex.  In addition, MarkWest Liberty is constructing an extension of its Majorsville NGL pipeline to receive Chesapeake’s and Statoil’s un-fractionated NGLs from Caiman Energy, LLC’s Ft. Beeler processing plant and to deliver the NGLs to MarkWest Liberty’s Houston fractionation complex.

•      On February 1, 2011, the Partnership completed the acquisition of EQT’s Langley processing complex and Ranger NGL pipeline for approximately $230 million.  The Langley complex includes a 100 MMcf/d cryogenic processing plant, a 75 MMcf/d refrigeration processing plant, and approximately 28,000 horsepower of compression.  The Partnership will complete the Ranger pipeline to allow NGLs recovered at the Langley processing complex to be delivered via pipeline to the Partnership’s Siloam fractionation, storage, and marketing complex in South Shore, Kentucky.  The Partnership will also expand the Langley cryogenic processing capacity.

•      On February 23, 2011, MarkWest announced the expansion of its Arapaho processing complex in Western Oklahoma to serve increasing volumes of liquids-rich production from Granite Wash producers, including Newfield Exploration and LINN Energy.  To support this growth, MarkWest will expand its liquids-rich gathering and compression facilities as well as its Arapaho processing complex.  Upon completion of the facility expansions in the third quarter of 2011, the processing capacity at the Arapaho complex will increase by 75 MMcf/d to a total of 235 MMcf/d.  The gathering and processing expansions are supported by long-term agreements with producer customers.

•      On March 22, 2011, MarkWest Liberty and Sunoco Logistics Partners L.P. announced the development of Mariner West, a pipeline project to deliver Marcellus Shale ethane from MarkWest Liberty’s Houston, Pennsylvania processing and fractionation complex to Sarnia, Ontario, Canada markets.  Mariner West will utilize new and existing pipelines and is anticipated to have capacity to transport up to 65,000 barrels per day of ethane by the third quarter of 2012.  Sunoco expects to initiate in the near-term a binding open season process on behalf of Mariner West to solidify shipper commitments.

MarkWest Liberty and Sunoco continue to develop Mariner East, a pipeline and marine project developed to transport ethane produced in the Marcellus Shale basin to US Gulf Coast and international markets by mid-2013.  Mariner East and Mariner West are designed to provide Marcellus producers with access to multiple ethane markets to serve the growing liquids-rich natural gas production in the Marcellus.

•      In late April 2011, MarkWest Liberty commenced operations of its 200 MMcf/d Houston III cryogenic processing plant, increasing total processing capacity at the Houston complex to 355 MMcf/d.  The processing expansion is supported by long-term agreements, and MarkWest Liberty is currently in discussions with its producer customers regarding additional processing expansions.

FINANCIAL RESULTS

Balance Sheet

•      At March 31, 2011, the Partnership had $63.3 million of cash and cash equivalents in wholly owned subsidiaries and $538.4 million available for borrowing under its $705 million revolving credit facility after consideration of $27.4 million of outstanding letters of credit.

Operating Results

•      Operating income before items not allocated to segments for the three months ended March 31, 2011, was $148.4 million, an increase of $19.9 million when compared to segment operating income of $128.5 million in the same period in 2010.  This increase is primarily attributable to higher commodity prices compared to the prior year quarter, expanding operations in our Liberty and Northeast segments, and increased volumes from a producer customer in our Southwest segment.

•      Operating income before items not allocated to segments does not include realized gain (loss) on commodity derivative instruments. Realized losses on commodity derivative instruments were $22.3 million in the first quarter of 2011 compared to realized losses of $18.6 million in the first quarter of 2010.

•      In the first quarter of 2011, the Partnership recorded a charge of $43.3 million related to the redemption of the majority of its $275 million senior notes due 2016 and a portion of its $500 million senior notes due 2018.  Approximately $3.8 million related to the non-cash write off of the unamortized discount and deferred finance costs and approximately $39.5 million related to the call and tender premiums associated with the redemption of the senior notes.  The effect of this refinancing was to extend the maturity of this portion of the Partnership’s long-term debt until 2021 and to reduce the Partnership’s overall cost of debt capital.

Growth Capital Expenditures

•      For the three months ended March 31, 2011, the Partnership’s portion of capital expenditures was $309.2 million, which includes the $230 million acquisition of EQT’s Langley processing complex and the Ranger NGL pipeline.

2011 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2011, the Partnership increased its DCF forecast from a range of $260 million to $310 million to a range of $280 million to $320 million based on forecasted operational volumes from existing operations, growth capital projects that will be completed and commence operations during 2011, derivative instruments currently outstanding, and a reasonable range of price estimates for crude oil and natural gas.  The midpoint of this range results in approximately 150 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.  A sensitivity analysis for forecasted 2011 DCF is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2011 is forecasted in a range of $650 million to $700 million, which includes the $230 million acquisition of EQT’s Langley processing complex and the Ranger NGL pipeline. The Partnership forecasts maintenance capital for 2011 in a range of $10 million to $20 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, May 10, 2011, at 4:00 p.m. Eastern Time to review its first quarter 2011 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the MarkWest website or by dialing (800) 568-3554 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended March 31,
	2011	2010
Statement of Operations Data
Revenue:
Revenue	$348,900	$315,615
Derivative loss	(85,679)	(7,236)
Total revenue	263,221	308,379

Operating expenses:
Purchased product costs	153,629	144,296
Derivative loss related to purchased product costs	19,394	13,389
Facility expenses	39,424	37,905
Derivative gain related to facility expenses	(3,011)	(806)
Selling, general and administrative expenses	21,712	21,508
Depreciation	34,364	28,187
Amortization of intangible assets	10,817	10,193
Loss (gain) on disposal of property, plant and equipment	2,099	(9)
Accretion of asset retirement obligations	87	143
Total operating expenses	278,515	254,806

(Loss) income from operations	(15,294)	53,573

Other (expense) income:
Loss from unconsolidated affiliate	(539)	(68)
Interest income	89	386
Interest expense	(28,263)	(23,782)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,428)	(2,612)
Derivative gain related to interest expense	—	1,871
Loss on redemption of debt	(43,328)	—
Miscellaneous (expense) income, net	(38)	1,062
(Loss) income before provision for income tax	(88,801)	30,430

Provision for income tax (benefit) expense:
Current	56	5,798
Deferred	(14,186)	(1,372)
Total provision for income tax	(14,130)	4,426

Net (loss) income	(74,671)	26,004

Net income attributable to non-controlling interest	(9,358)	(4,494)

Net (loss) income attributable to the Partnership	$(84,029)	$21,510

Net (loss) income attributable to the Partnership’s common unitholders per common unit:
Basic	$(1.13)	$0.32
Diluted	$(1.13)	$0.32

Weighted average number of outstanding common units:
Basic	74,531	66,453
Diluted	74,531	66,453

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$115,319	$114,360
Investing activities	$(341,621)	$(95,030)
Financing activities	$232,004	$(11,907)

Other Financial Data
Distributable cash flow	$76,136	$64,343
Adjusted EBITDA	$96,187	$88,462

	March 31, 2011	December 31, 2010
Balance Sheet Data
Working capital	$(79,807)	$(43,296)
Total assets	$3,617,386	$3,333,362
Total debt	$1,474,757	$1,273,434
Total equity	$1,546,080	$1,536,020

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended March 31,
	2011	2010
Southwest
East Texas
Gathering systems throughput (Mcf/d)	425,800	429,000
NGL product sales (gallons)	56,681,300	64,195,800

Oklahoma
Foss Lake gathering system throughput (Mcf/d)	67,800	76,000
Stiles Ranch gathering system throughput (Mcf/d)	132,600	115,800
Grimes gathering system throughput (Mcf/d)	7,000	7,900
Arapaho NGL product sales (gallons)	39,020,100	29,443,300
Southeast Oklahoma gathering system throughput (Mcf/d)	498,000	496,600
Arkoma Connector Pipeline throughput (Mcf/d)	285,900	357,800

Other Southwest
Appleby gathering system throughput (Mcf/d)	26,400	34,600
Other gathering systems throughput (Mcf/d) (1)	6,700	9,000

Northeast
Appalachia
Natural gas processed (Mcf/d) (2)	304,800	193,000

Keep-whole sales (gallons)	39,835,800	45,772,400
Percent-of-proceeds sales (gallons)	30,895,500	27,005,000
Total NGL product sales (gallons) (3)	70,731,300	72,777,400

Michigan
Crude oil transported for a fee (Bbl/d)	10,200	12,900

Liberty
Natural gas processed (Mcf/d)	254,500	93,800
Gathering system throughput (Mcf/d)	195,900	100,900
NGL product sales (gallons)	51,761,600	21,530,200

Gulf Coast
Javelina
Refinery off-gas processed (Mcf/d)	102,800	113,300
Liquids fractionated (Bbl/d)	19,200	22,500

(1)   Excludes lateral pipelines where revenue is not based on throughput.

(2)   Includes throughput from the Kenova, Cobb, Boldman and Langley processing plants. We acquired the Langley processing plant in February 2011. The volumes reported are the average daily rates for the days of operation.

(3)   Represents sales at the Siloam NGL fractionation plant. The total sales exclude 20,654,100 gallons and 10,657,200 gallons sold by the Northeast on behalf of Liberty for the three months ended March 31, 2011 and 2010, respectively.

MarkWest Energy Partners, L.P.

Operating Income before Items not Allocated to Segments and Reconciliation to GAAP Financial Measure

(unaudited, in thousands)

Three months ended March 31, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Segment revenue	$201,774	$92,091	$41,219	$21,759	$356,843

Operating expenses:
Purchased product costs	103,196	40,878	9,555	—	153,629
Facility expenses	20,157	5,594	6,498	8,990	41,239
Total operating expenses before items not allocated to segments	123,353	46,472	16,053	8,990	194,868

Portion of operating income attributable to non-controlling interests	1,172	—	12,377	—	13,549
Operating income before items not allocated to segments	$77,249	$45,619	$12,789	$12,769	$148,426

Three months ended March 31, 2010	Southwest	Northeast	Liberty	Gulf Coast	Total
Segment revenue	$164,964	$111,848	$19,010	$19,793	$315,615

Operating expenses:
Purchased product costs	74,625	67,087	2,584	—	144,296
Facility expenses	20,489	4,225	7,313	5,695	37,722
Total operating expenses before items not allocated to segments	95,114	71,312	9,897	5,695	182,018

Portion of operating income attributable to non-controlling interests	1,500	—	3,637	—	5,137
Operating income before items not allocated to segments	$68,350	$40,536	$5,476	$14,098	$128,460

	Three months ended March 31,
	2011	2010

Total segment revenue	$356,843	$315,615
Derivative loss not allocated to segments	(85,679)	(7,236)
Revenue deferral adjustment	(7,943)	—
Total revenue	$263,221	$308,379

Operating income before items not allocated to segments	$148,426	$128,460
Portion of operating income attributable to non-controlling interests	13,549	5,137
Derivative loss not allocated to segments	(102,062)	(19,819)
Revenue deferral adjustment	(7,943)	—
Compensation expense included in facility expenses not allocated to segments	(1,040)	(722)
Facility expenses adjustments	2,855	539
Selling, general and administrative expenses	(21,712)	(21,508)
Depreciation	(34,364)	(28,187)
Amortization of intangible assets	(10,817)	(10,193)
(Loss) gain on disposal of property, plant and equipment	(2,099)	9
Accretion of asset retirement obligations	(87)	(143)
(Loss) income from operations	(15,294)	53,573
Other (expense) income:
Loss from unconsolidated affiliate	(539)	(68)
Interest income	89	386
Interest expense	(28,263)	(23,782)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,428)	(2,612)
Derivative gain related to interest expense	—	1,871
Loss on redemption of debt	(43,328)	—
Miscellaneous (expense) income, net	(38)	1,062
(Loss) income before provision for income tax	$(88,801)	$30,430

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended March 31,
	2011	2010

Net (loss) income	$(74,671)	$26,004
Depreciation, amortization, impairment, and other non-cash operating expenses	47,445	38,592
Loss on redemption of debt, net of tax benefit	39,499	—
Amortization of deferred financing costs	1,428	2,612
Non-cash loss from unconsolidated affiliate	539	68
Non-cash compensation expense	1,578	3,896
Non-cash derivative activity	79,784	394
Provision for income tax - deferred	(14,186)	(1,372)
Cash adjustment for non-controlling interest of consolidated subsidiaries	(12,522)	(4,601)
Revenue deferral adjustment	7,943	—
Other	1,707	(414)
Maintenance capital expenditures, net	(2,408)	(836)
Distributable cash flow	$76,136	$64,343

Maintenance capital expenditures	$2,506	$836
Growth capital expenditures	111,146	94,486
Total capital expenditures	113,652	95,322
Acquisitions	230,728	—
Total capital expenditures and acquisitions	344,380	95,322
Joint venture partner contributions	(35,176)	(33,685)
Total capital expenditures and acquisitions, net	$309,204	$61,637

Distributable cash flow	$76,136	$64,343
Maintenance capital expenditures, net	2,408	836
Changes in receivables and other assets	19,869	9,313
Changes in accounts payable, accrued liabilities and other long-term liabilities	5,102	30,589
Derivative instrument premium payments, net of amortization	1,045	564
Cash adjustment for non-controlling interest of consolidated subsidiaries	12,522	4,601
Other	(1,763)	4,114
Net cash provided by operating activities	$115,319	$114,360

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended March 31,
	2011	2010

Net (loss) income	$(74,671)	$26,004
Non-cash compensation expense	1,578	3,896
Non-cash derivative activity	79,784	1,196
Interest expense (1)	27,456	24,206
Depreciation, amortization, impairment, and other non-cash operating expenses	47,445	38,592
Loss on redemption of debt	43,328	—
Provision for income tax	(14,130)	4,426
Adjustment for cash flow from unconsolidated affiliate	539	68
Adjustment related to non-wholly owned, consolidated subsidiaries	(14,690)	(9,868)
Other	(452)	(58)
Adjusted EBITDA	$96,187	$88,462

(1) Includes derivative activity related to interest expense and amortization of deferred financing costs and discount, and excludes interest expense related to the Steam Methane Reformer.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

MarkWest periodically estimates the effect on DCF resulting from its hedge program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil.  The table below reflects MarkWest’s estimate of the range of DCF for 2011 at the noted crude oil and natural gas prices.  The analysis assumes various combinations of crude oil prices and the ratio of crude oil to gas based on three NGL correlation scenarios, including:

a.               The three-year NGL correlation to crude.

b.              One standard deviation above the three-year NGL correlation to crude.

c.               One standard deviation below the three-year NGL correlation to crude.

The analysis further assumes derivative instruments outstanding as of May 2, 2011, and production volumes estimated through December 31, 2011.  The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2011 DCF

		Natural Gas Price
Crude Oil Price	Three-year NGL Correlation to Crude	$ 4.00	$ 4.50	$ 5.00	$ 5.50	6.00
	One standard deviation above	$404	$399	$394	$390	$385
$120	Three-year NGL correlation to crude	$354	$349	$344	$339	$335
	One standard deviation below	$307	$302	$297	$292	$288
	One standard deviation above	$382	$377	$372	$367	$363
$110	Three-year NGL correlation to crude	$336	$331	$327	$322	$317
	One standard deviation below	$294	$289	$284	$279	$275
	One standard deviation above	$359	$355	$350	$345	$340
$100	Three-year NGL correlation to crude	$320	$315	$310	$305	$301
	One standard deviation below	$281	$276	$271	$266	$262
	One standard deviation above	$337	$332	$328	$323	$318
$90	Three-year NGL correlation to crude	$303	$298	$293	$289	$284
	One standard deviation below	$268	$263	$258	$253	$249
	One standard deviation above	$315	$310	$305	$300	$296
$80	Three-year NGL correlation to crude	$284	$279	$274	$269	$265
	One standard deviation below	$253	$248	$243	$238	$234

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and correlations do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”